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                               For:      Marks Bros. Jewelers, Inc.

                               Contact:  John R. Desjardins
                                         Executive Vice President
                                         Finance and Administration
                                         312/782-6800 Ext. 151

FOR IMMEDIATE RELEASE                    Christine DiSanto/Caroline Babbitt/
---------------------                    Jim Cappuccio
                                         Media Contact: Stacy Berns/Jeff Siegel
                                         Morgen-Walke Associates
                                         212/850-5600

             MARKS BROS. JEWELERS INC. ANNOUNCES ACQUISITION OF
                              36 JEWELRY STORES

     Chicago, Illinois, June 22, 1998 -- Marks Bros. Jewelers, Inc. (Nasdaq:
MBJI) today announced that it has entered into an agreement to acquire the assets of 36 jewelry stores operating under the Jewel Box name from Carlyle & Co. Jewelers, headquartered in Greensboro, North Carolina. Marks Bros. will purchase all associated inventory, accounts receivable, fixed assets, and store leases at book value for approximately $22 million in cash. The stores are located in eight states in the Southeastern United States. The agreement is subject to completion of due diligence, landlord consents and bank financing arrangements, and is expected to close in September.

     Commenting on the transaction, Hugh M. Patinkin, Chairman and Chief Executive Officer of Marks Bros. Jewelers stated, "The acquisition of the Jewel Box stores provides us with a strategic entry into one of the fastest growing regions of the country, and an excellent platform to accelerate our expansion in this attractive marketplace. It is important to note that the Jewel Box locations complement our successful real estate strategy with prime mall locations."

     "Over time, we plan to convert these stores into our Whitehall concept, and operate them consistent with Whitehall's merchandise, credit, marketing and operating programs, enabling us to generate efficiencies. The new stores will be centrally managed out of our Chicago Headquarters. We plan to immediately embark on the transition process, including hiring and training personnel so as to facilitate a smooth integration of the Jewel Box stores and assets into the Whitehall concept. The assets not integrated will be liquidated. We expect the acquired stores to be accretive to full year earnings beginning in fiscal 1999."



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     Mr. Patinkin continued, "The acquisition of the Jewel Box stores bolsters our existing store expansion program. In addition to our purchase of the Jewel Box stores, we remain on schedule to open 35 new stores this year, as well as more than 35 new stores next year. Importantly, we should have more than 250 stores open by this year's Holiday selling season. We believe this acquisition, coupled with our continuing store expansion strategy, leaves us well positioned to take advantage of strong consumer demand for fine jewelry."

     John R. Desjardins, Executive Vice President - Finance and Administration, concluded by stating, "We expect the transaction to be financed with bank loans. Discussions with our bank group are currently underway."

     Marks Bros. Jewelers, Inc. is a leading national specialty retailer of fine jewelry, currently operating 202 stores in 25 states. The Company operates stores in regional and superregional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.

All statements, trend analysis and other information contained in this report relative to markets for the Company's products and trends in the Company's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: (1) the extent and results of the Company's store expansion strategy; (2) the seasonality of the Company's business; (3) economic conditions, the retail sales environment and the Company's ability to execute its business strategy and the related effects on comparable store sales and other results; (4) the success of the Company's marketing and promotional programs; (5) the extent to which the Company is able to retain and attract key personnel; (6) competition; (7) the availability and cost of consumer credit;
(8) relationships with suppliers; (9) the Company's leverage; (10) fluctuations in gem and gold prices; (11) the consummation of the proposed acquisition of the assets of the Jewel Box stores, including the satisfaction of all conditions to closing, receipt of all landlords' consents, and obtaining bank financing; (12) the efficient and successful integration of the Jewel Box locations and assets into the Company's existing operations; (13) regulation;
(14) timely "Year 2000" compliance by the Company and third party suppliers and service providers; and (15) the risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission.